Exhibit 99.1

GMH Communities Trust Announces Acquisition of Two Student Housing Properties in Ann Arbor, Michigan Totaling 475 Units/855 Beds

$33 Million Transaction Represents Latest Acquisition by Newly Formed REIT

NEWTOWN SQUARE, Pa., Jan. 6 /PRNewswire-FirstCall/ — GMH Communities Trust (NYSE: GCT) today announced that its student housing division, College Park Communities, has acquired two properties, WillowTree Apartments and WillowTree Towers, for $33,075,000. WillowTree Apartments, a 312 unit/572 bed student housing property, and WillowTree Towers, a 163 unit/283 bed student housing property, serve the University of Michigan. This acquisition will be funded with proceeds from the Company’s Initial Public Offering, which was closed on November 4, 2004, and with assumed debt.

“We’re pleased to announce the acquisition of the WillowTree Apartments and Towers and look forward to serving University of Michigan students,” commented Joseph M. Coyle, President of College Park Communities. “At GMH Communities Trust, we remain focused on building market share by adding quality assets such as this to our diverse student housing portfolio.”

Located at 1819 Willowtree Lane in Ann Arbor, Michigan, in a woodland setting across from The University of Michigan’s North Campus, the WillowTree Apartments and Towers contain two parcels of land; one being a three-story garden style apartment community and the other, a five-story apartment tower. The complex is currently more than 95 percent occupied. Amenities include a pool with pool-house, picnic areas with grills, two playgrounds, a fishing dock, and volleyball and basketball courts.

College Park Management LLC, the student housing division of GMH Communities Trust that operates and manages on and off campus student housing communities in 36 major college/university markets, will manage the property. The Company noted that the transaction was closed in accordance with the terms and conditions set forth in its Registration Statement with the Securities and Exchange Commission.

GMH Communities Trust (http://www.gmhcommunities.com ) is a publicly traded Maryland real estate investment trust (REIT). It is a self-advised, self-managed specialty housing company focused on providing housing to college and university students residing off-campus and to members of the U.S. military residing at installations throughout the country. GMH Communities also provides property management services to third party owners of student housing, including colleges, universities and other private owners. The Company is based in Newtown Square, PA and employs approximately 1,200 people throughout the United States of America.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding GMH Communities Trust’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s filings with the Securities and Exchange Commission, including its Registration Statement on Form S-11.

SOURCE GMH Communities Trust

01/06/2005

CONTACT: Company - Kathleen M. Grim of GMH Communities Trust,

+1-610-355-8206, kgrim@gmh-inc.com; Media - Kathleen Pallas of Beckerman

Public Relations, +1-908-781-6420, kathleen@beckermanpr.com; Analysts - Claire

Koeneman, +1-312-640-6745, General - Joe Calabrese, +1-212-827-3772, both of

Financial Relations Board, all for GMH Communities Trust/

Web site: http://www.gmhcommunities.com /

(GCT)